AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SYNTHETIC FIXED-INCOME SECURITIES, INC.
(pusuant to sections 242 & 245)

This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware (the “GCL”), is being filed with the Secretary of State of the State of Delaware pursuant to Sections 103 and 245 of the GCL and amends the Certificate of Incorporation of Synthetic Fixed-Income Securities, Inc., originally filed on April 12, 2001.

1.           The name of the corporation is Synthetic Fixed-Income Securities, Inc.

2.           The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808., New Castle County.  The name of the registered agent is Corporation Service Company.

3.           The limited purposes of the corporation are as follows:

A.           To acquire, own, hold, sell, transfer, deposit, assign, pledge, and otherwise deal with and in: (i) publicly issued debt securities or asset backed securities issued by one or more corporations, banking organizations, insurance companies or special purpose vehicles (including trusts, limited liability companies, partnerships or other special purpose entities); (ii) publicly issued obligations of one or more foreign private issuers; (iii) publicly issued debt securities which represent obligations of the United States of America, any agency thereof for the payment of which the full faith and credit of the United States of America is pledged, or a United States government sponsored organization created pursuant to a federal statute (the securities described in clauses (i) through (iii) above being (“Underlying Securities”); and/or (iv) certain assets related or incidental to one or more Underlying Securities or other assets, including hedging contracts and other similar arrangements (such as puts, calls, interest rate swaps, currency swaps, floors, caps and collars), cash and assets ancillary or incidental to Underlying Securities (including assets obtained through foreclosure or in settlement of claims with respect thereto), credit derivatives and direct obligations of the United States (all such assets, together with the related Underlying Securities, the “Deposit Assets”);

B.           To authorize, offer, issue, sell, transfer or deliver, or participate in the authorization, offering, issuance, sale, transfer or delivery of, participation certificates or other evidence of interests in the Deposit Assets (“Certificates”);

C.           To authorize, offer, issue, sell, transfer or deliver, bonds, notes or other evidence: of indebtedness secured by Deposit Assets (“Notes”), provided, however, that the corporation shall have no liability on any Notes except to the extent of the Deposit Assets securing such Notes and any customary indemnification and repurchase obligations;

D.           To hold, and enjoy all of the rights and privileges as a holder of, any of the Notes or Certificates;

E.           To negotiate, authorize, execute, deliver, assume the obligation under, and perform, any agreement or instrument or document relating to the activities set forth in paragraphs A through D above, including, but not limited to, any trust agreement, indenture, reimbursement agreement, credit support agreement, indemnification agreement,  placement agreement or underwriting agreement; and

F.           To engage in any activity and to exercise any powers permitted to corporations under the laws of the State of Delaware that are related or incidental to the foregoing and necessary, suitable or convenient to accomplish the foregoing.

4.           The corporation shall have the authority to issue 100 shares of common stock with a par value of $1.00 per share. No holder of shares of any class of stock of the corporation shall have any pre-emptive or preferential right to purchase or to subscribe to (i) any shares of any class of the corporation, whether now or hereafter authorized; (ii) any warrants, rights or options to purchase any such shares; or (iii) any securities or obligations convertible into any shares or into warrants, rights or options to purchase any such shares.

5.           The corporation shall at all times have at least one (1) director (the “Independent Director”) who has not been, in the previous two years, and will not be, for so long as such person serves as a director of the corporation, (i) a director, officer or employee of, or consultant to, the corporation or any affiliate of the corporation other than a special purpose affiliate; (ii) a person related to any director, officer or employee of, or consultant to, the corporation or any affiliate of the corporation other than a special purpose affiliate; (iii) a holder (directly or indirectly) of more than 5 % of any voting securities of the corporation or any affiliate of the corporation; or (iv) a person related to a holder (directly or indirectly) of more than 5 % of any voting securities of the corporation or any affiliate of the corporation.

For the purposes of these articles of incorporation, including particularly this Article 5, the following terms shall have the meanings given below.

(i)  An “affiliate” of a specified person shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person.

(ii)  The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that a person shall not be deemed to control another person solely because he or she is a director of such other person.

(iii)  The term “person” shall mean any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

(iv)  The term “special purpose affiliate” shall mean an affiliate of the corporation (a) that does not control the corporation, (b) that is organized pursuant to a certificate of incorporation or comparable instrument (the “charter”) that requires there to be at least one director or comparable member of the governing body of such affiliate who meets a test for independence set forth in the charter and without whose affirmative vote certain specified actions may not be undertaken by such affiliate and (c) that is authorized to engage in only a limited range of activities.

6.           Without the unanimous vote of the members of the board of directors of the corporation, the corporation shall not (i) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent; (ii) consent to the institution of bankruptcy or insolvency proceedings against it; (iii) file a petition seeking or consenting to reorganization relief under any applicable federal or state law relating to bankruptcy; (iv) consent to the appointment of a receiver. liquidator, assignee, trustee, or sequestrator (or other similar official) of the corporation or a substantial part of its property; (v) admit in writing its inability to pay its debts generally as they become due; (vi) merge or consolidate with or into any entity or convey or transfer its properties and assets substantially as an entirety to any entity, unless: (a) the entity (if other than the Corporation) formed or surviving the consolidation or merger or which acquires the properties and assets of the Corporation is organized under the laws of a state of the United States, expressly assumes the due and punctual payment of, and all obligations of the Corporation in connection with the indebtedness of the Corporation, and has a Certificate of Incorporation containing provisions substantially identical to the provisions of Articles 3, 5, 10 and this Article 6 and (b) immediately after giving effect to the transaction, no default or event of default has occurred and is continuing under any indebtedness of the Corporation or any agreements relating to such indebtedness; or (vii) take any corporate action in furtherance of the actions set forth in clauses (i) through (vi) of this Article 6.

7.           These articles of incorporation or any provisions hereof shall not be amended, altered or repealed in any part unless such amendment is pursuant to a unanimous vote of the full board of directors and the independent Director specifically approves and authorizes such amendment, alteration or repeal and, in the case of any amendment with respect to Articles 3, 5, 6, 7, 8 or 10 of these articles of incorporation, upon receiving the prior written confirmation from each rating agency rating any of the then outstanding Notes or Certificates, that such action would not result in a downgrading, qualification or withdrawal of the ratings then assigned to such Notes or Certificates.

8.           The corporation shall be operated observing the following principles:

A.           The corporation’s assets will not be commingled with those of any affiliate of the corporation;

B.           The corporation will maintain separate corporate records and books of account from those of any affiliate of the corporation;

C.           The corporation has provided and will provide for its operating expenses and liabilities from its own funds;

D.           The corporation will engage in transactions with affiliates only on terms and conditions comparable to transactions as they would be undertaken on an arm’s length basis with unaffiliated persons;

E.           The corporation shall conduct its own business in its own name;

F.           The corporation shall maintain separate financial statements;

G.           The corporation shall allocate fairly and reasonably any overhead for shared office space;

H.           The corporation shall hold itself out as a separate entity; and

I.           The corporation shall correct any known misunderstanding regarding its separate identity.

9.           The personal liability of each director of the corporation is eliminated to the fullest extent permitted by the provisions of the Delaware General Corporation Law, as presently in effect or as the same may hereafter from time to time be in effect. No amendment, modification or repeal of this Article 9 shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

10.           The corporation shall not issue, assume, pledge or guarantee any liability, other than administrative expenses of the corporation, or as contemplated by the documents pursuant to which Notes or Certificates are issued, unless the corporation shall have received the prior written confirmation from each rating agency rating any of the then outstanding Notes or Certificates, that such action would not result in a downgrading, qualification or withdrawal of the ratings then assigned to such Notes or Certificates.

IN WITNESS WHEREOF, the undersigned being an authorized officer of the Corporation, has caused this Certificate to be duly executed on June 27, 2001.

/s/ James F. Powers
Name: James F. Powers
Title: Senior Vice President and Secretary

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